EXHIBIT 23.1

TOTAL S.A.

Registered office: 2, place Jean Millier – La Défense 6 – 92400 Courbevoie

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Total Holdings USA, Inc. 2011 Employee Shareholder Plan of:

-	our report dated March 10, 2011, with respect to the consolidated balance sheets of TOTAL S.A. and its subsidiaries as of December 31, 2010, 2009 and 2008, and the related consolidated statements of income, comprehensive income, cash flows and changes in shareholders’ equity for each of the three years in the period ended December 31, 2010 (our report thereon refers to the change in TOTAL S.A.’s accounting policy regarding jointly controlled entities under standard IAS 31 “Interests in Joint Ventures”), which report appears in the Report on Form 6-K of TOTAL S.A. furnished to the Securities and Exchange Commission on March 14, 2011, and

-	our reports dated March 8, 2010, with respect to the consolidated balance sheets of TOTAL S.A. and its subsidiaries as of December 31, 2009, 2008 and 2007, and the related consolidated statements of income, cash flows, changes in shareholders’ equity and comprehensive income for each of the three years in the period ended December 31, 2009 (our report thereon refers to the adoption by TOTAL S.A. in 2009 of the Accounting Standards Update No. 2010-03, Oil and Gas Reserve Estimation and Disclosures), and the effectiveness of TOTAL S.A. and its subsidiaries’ internal control over financial reporting as of December 31, 2009, which reports appear in the Annual Report (Form 20-F) of TOTAL S.A. for the year ended December 31, 2009, filed with the Securities and Exchange Commission, and to the reference to our firms under the heading “Selected Financial Data” in this Annual Report.

KPMG Audit A division of KPMG S.A.	ERNST & YOUNG Audit
Represented by /s/ Jay Nirsimloo	Represented by /s/ Laurent Vitse
Jay Nirsimloo	Laurent Vitse

Paris La Défense, March 14, 2011